Exhibit 99.1

Ellington Residential Mortgage REIT Reports Fourth Quarter 2013 Results
OLD GREENWICH, Connecticut—February 18, 2014
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended December 31, 2013.
Summary of Financial Results

•	Net loss for the quarter of $0.1 million, or $0.01 per share.

•	Core Earnings[1] for the quarter of $6.8 million, or $0.74 per share, as compared to $5.6 million, or $0.61 per share, in the third quarter.

•
Book value decline of 2.7% to $18.29 per share as of December 31, 2013 from $18.80 per share as of September 30, 2013, after giving effect to a fourth quarter dividend of $0.50 per share, which was paid on January 27, 2014.

•	Increase in net interest margin to 2.17% for the fourth quarter as compared to 1.77% for the third quarter.

•	Weighted average prepayment speed for the Agency RMBS portfolio of 2.2% CPR for the fourth quarter, as compared to 3.6% CPR for the third quarter.

•	Dividend yield of 12.0% based on February 14, 2014 closing stock price of $16.61.

•	Debt-to-equity ratio of 7.8:1 as of December 31, 2013.
Fourth Quarter 2013 Results
For the quarter ended December 31, 2013, the Company had a net loss of $0.1 million, or $0.01 per share. The primary drivers of results for the quarter were net interest income and net realized and unrealized gains on derivatives offset by net realized and unrealized losses on investments and expenses.
"Notwithstanding the significant pressure that Agency RMBS prices came under in the last two months of the year, through a combination of positive performance from our non-Agency RMBS portfolio and income from our interest rate hedging derivatives, we were able to essentially break even for the quarter on a fully mark-to-market basis," said Laurence Penn, Chief Executive Officer and President of the Company. "Meanwhile, by actively managing our portfolio, including our hedges, we meaningfully improved our net interest margin in the fourth quarter to 2.17% from 1.77% in the third quarter. The specified Agency pools that we acquired in the third and fourth quarters were acquired at pay-ups that we believe are very attractive relative to historical metrics. These prepayment-protected pools not only have enhanced our net interest margin, but also the total return characteristics of our portfolio. In fact, in the early part of 2014, pay-ups for prepayment-protected pools are already showing signs of strengthening. Looking forward, as the Federal Reserve continues to withdraw, even if only gradually, its support from the Agency RMBS market, we believe that there will be abundant opportunities for private capital to fill the void. This may be accompanied by significant volatility, however, so our focus will continue to be on actively and dynamically hedging our risk using both swap-based instruments and short TBA positions."
As of December 31, 2013, the Company's real estate securities consisted of $1.227 billion of fixed rate Agency "specified" pools, $46.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $8.3 million of Agency reverse mortgage pools, $13.5 million of Agency interest only securities, or "Agency IOs," and $30.7 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.
In the early part of the fourth quarter, Agency RMBS rallied in response to the September "no taper" decision announced by the Federal Reserve. However, market concerns about a future taper announcement resumed soon thereafter, and weighed meaningfully on Agency RMBS prices, as well as on their yield spreads relative to interest rate swaps. While the $10 billion taper announced by the Federal Reserve in December was considered modest, it removed some level of uncertainty from the market, and in response Agency RMBS yield spreads re-tightened. Late in January, the Federal Reserve announced an additional $10 billion reduction in its monthly asset purchases, beginning in February 2014. Similar to the December 2013 reduction, this reduction will also be evenly split between Agency RMBS and U.S. Treasury securities. Notwithstanding the total $10 billion drop in the monthly pace of its Agency pool purchases—a 25% drop from its 2013 pace—the Federal Reserve continues to be the dominant force in the Agency pool market. In recent years, the majority of Agency pool issuance has been driven by loan refinancings, as opposed to home purchases. However, with interest rates having risen significantly since last May, refinancing activity has steadily declined over recent months, and in December the Mortgage Bankers Association Refinance Index hit a new multi-year low. Therefore, as refinancing activity has declined, so too has the production of new

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Agency pools. As a result, the Federal Reserve still provides overwhelming support to, and remains the dominant force in, the Agency pool market, given that the reduction in Federal Reserve purchases has been more than offset by the reduction in new supply. However, should the Federal Reserve continue to taper its monthly purchases, as is expected, the Agency pool market may undergo a significant repricing over the course of 2014.
Non-Agency RMBS continued to rally in the fourth quarter. However, as market concerns about an imminent taper by the Federal Reserve resumed later in the quarter, the pace of price improvements slowed. During the quarter, the Company sold bonds into the rally in non-Agency RMBS, thereby monetizing gains. Proceeds from assets sold were reinvested into other assets the Company believed to be attractive.
For the quarter ended December 31, 2013, net realized and unrealized losses on the Company's real estate securities were $21.9 million, or $2.40 per share. Partially offsetting these losses were net realized and unrealized gains on derivatives in the amount of $12.4 million, or $1.36 per share, as interest rates rose during the quarter. By the end of the fourth quarter as compared to the beginning of the fourth quarter, the rate on the 10-year U.S. Treasury had increased 42 basis points to 3.03%—its highest level in over two years—and the 5-year swap rate had increased 25 basis points to 1.79%. The Company uses a mix of interest rate swaps, short TBA positions, and other instruments such as swaptions to hedge against the risk of rising interest rates as well as the volatility in interest rates.
During the fourth quarter, the Company took advantage of the depressed pay-ups of specified pools (price premiums for specified pools relative to their generic pool counterparts) by buying higher coupon specified pools. Despite current low prepayment levels, the Company believes that certain sectors of the Agency pool market are still susceptible to prepayments, thereby making it attractive to buy pools with prepayment protection in those sectors, especially given the drop in pay-ups. The Company is also finding attractive opportunities in seasoned specified pools, which have shorter remaining weighted average maturities relative to TBAs, and therefore can be hedged with a shorter, lower-cost basket of interest rate hedges. Given the current steepness of the yield curve, even relatively small amounts of seasoning can translate into significant value.
Active trading of assets and management of hedges has, and continues to be, a key element of the Company’s Agency strategy. Similar to the third quarter, the fourth quarter provided the Company an excellent opportunity to continue to upgrade its portfolio into higher coupon specified pools with much stronger prepayment protection. The Company believes that specified pools remain very attractive relative to historical metrics.
For the quarter ended December 31, 2013, the weighted average yield of the Company's portfolio of Agency and non-Agency RMBS was 3.34%, while the Company’s weighted average cost of funds including interest rate swaps was 1.17%, resulting in a net interest margin for the quarter of 2.17%. In comparison, for the quarter ended September 30, 2013, the weighted average yield of the Company's portfolio of Agency and non-Agency RMBS was 3.09%, while the weighted average cost of funds including interest rate swaps was 1.32%, resulting in a net interest margin of 1.77%. Interest income for the quarter included an additional $0.4 million from the effects of a downward adjustment to premium amortization (accompanied by a corresponding $0.4 million downward adjustment to realized and unrealized gains), as higher interest rates have caused a decline in prepayments. Excluding this "catch-up amortization adjustment," the Company's weighted average yield for the fourth quarter was 3.23% and its net interest margin was 2.06%. During the third quarter, the catch-up amortization adjustment was negligible.
As has been the case for the last several quarters, volatility in the Agency RMBS market will likely continue to be tied to actions of the Federal Reserve and its ongoing asset purchase programs. Now that the Federal Reserve has actually announced a plan to begin to taper its monthly asset purchases, it is possible that volatility will ease somewhat. Nevertheless, there still remain significant uncertainties about timing, and about how well the financial markets will be able to adapt to each incremental reduced level of support. This uncertainty reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs.
The Company remains positive in its outlook for non-Agency RMBS, both on fundamental and technical grounds. On the fundamental side, the Company expects that while the double-digit rate of home price appreciation that was experienced in 2013 will likely not be repeated in 2014, it should still remain positive in 2014. Since home prices continue to serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS, the Company believes that future home price appreciation will continue to provide significant support for the prices and the credit performance of non-Agency RMBS. On the technical side, while the GSEs and large banks continue to sell non-Agency RMBS from their portfolios, market appetite for these assets remains quite strong, especially among insurance companies, regional banks, and money managers. As of December 31, 2013, the Company's non-Agency RMBS portfolio was $30.7 million as compared to $34.5 million as of September 30, 2013.

The Company's book value per share was $18.29 as of December 31, 2013, after giving effect to a fourth quarter dividend of $0.50 per share, a 2.7% decrease from book value per share as of September 30, 2013 of $18.80. The fourth quarter dividend of $0.50 per share was declared in December 2013 and paid in January 2014.
For the quarter ended December 31, 2013, Core Earnings was $6.8 million, or $0.74 per share, as compared to $5.6 million, or $0.61 per share, for the quarter ended September 30, 2013. The increase in Core Earnings in the fourth quarter was primarily a result of the increase in the weighted average yield of the Company's holdings of investments period over period. As the Company has actively managed its portfolio, it has reinvested proceeds from asset sales into higher yielding assets. The Company's Core Earnings includes the additional $0.4 million, or $0.04 per share, effect of the catch-up amortization adjustment to GAAP interest income referenced above. Meanwhile, the Company's average cost of funds declined. The decline was related to the lower weighted average maturity of the Company's interest rates swaps period over period. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
Real Estate Securities
The following table summarizes the Company's portfolio of real estate securities as of December 31, 2013 and September 30, 2013:

	December 31, 2013					September 30, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$179,906	$183,872	$102.20	$187,059	$103.98	$192,906	$199,450	$103.39	$200,231	$103.80
30-year fixed rate mortgages	1,029,629	1,043,573	101.35	1,071,194	104.04	1,157,678	1,186,136	102.46	1,202,846	103.90
ARMs	43,525	46,115	105.95	46,172	106.08	29,840	31,707	106.26	31,538	105.69
Reverse mortgages	7,581	8,268	109.06	8,254	108.88	7,577	8,309	109.66	8,282	109.30
Total Agency RMBS	1,260,641	1,281,828	101.68	1,312,679	104.13	1,388,001	1,425,602	102.71	1,442,897	103.96
Non-Agency RMBS	50,006	30,681	61.35	28,679	57.35	55,798	34,467	61.77	33,823	60.62
Total RMBS(2)	1,310,647	1,312,509	100.14	1,341,358	102.34	1,443,799	1,460,069	101.13	1,476,720	102.28
Agency IOs	n/a	13,527	n/a	10,718	n/a	n/a	12,722	n/a	11,355	n/a
Total Real Estate Securities		$1,326,036		$1,352,076			$1,472,791		$1,488,075

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Weighted average holdings based on amortized cost was $1.442 billion and $1.453 billion for the three month periods ended December 31, 2013 and September 30, 2013, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of the Company's financial derivatives as of December 31, 2013 and September 30, 2013:

	December 31, 2013	September 30, 2013
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$1	$104
TBA securities sale contracts	2,262	—
Fixed payer interest rate swaps	32,700	23,077
	34,963	23,181
Financial derivatives–liabilities, at fair value:
TBA securities sale contracts	(28)	(5,572)
Fixed payer interest rate swaps	(956)	(1,409)
Swaptions	(85)	(86)
	(1,069)	(7,067)
Total	$33,894	$16,114
Interest Rate Swaps
The following table provides details about the Company's interest rate swaps as of December 31, 2013 and September 30, 2013:

	December 31, 2013
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(171)	0.80%	0.24%	2.77
2017	124,000	(517)	1.19	0.24	3.61
2018	156,500	2,784	1.19	0.24	4.63
2020	137,100	6,444	1.49	0.24	6.06
2023	218,000	14,599	2.16	0.24	9.41
2043	64,750	8,605	3.18	0.24	29.44
Total	$748,350	$31,744	1.67%	0.24%	8.14

	September 30, 2013
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$38,000	$(204)	0.89%	0.26%	2.88
2017	109,000	(696)	1.20	0.26	3.82
2018	90,000	1,773	0.88	0.27	4.60
2020	235,900	6,054	1.57	0.26	6.65
2023	213,000	9,279	2.14	0.26	9.65
2043	70,000	5,462	3.20	0.26	29.68
Total	$755,900	$21,668	1.71%	0.26%	8.79

Interest Rate Swaptions
The following table provides additional information about the Company's swaptions as of December 31, 2013:

Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(59)	8.9	$22,000	10.0	3.31%
Straddle	$(26)	9.9	$8,000	10.0	3.08%
The following table provides additional information about the Company's swaptions as of September 30, 2013:

Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(86)	11.9	$22,000	10.0	3.31%
TBAs
The following table provides additional information about the Company's TBAs as of December 31, 2013 and September 30, 2013:

	December 31, 2013				September 30, 2013
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$1,600	$1,725	$1,726	$1	$3,350	$3,169	$3,273	$104
Sale contracts:
Assets	(363,078)	(375,524)	(373,262)	2,262	—	—	—	—
Liabilities	(16,400)	(17,518)	(17,546)	(28)	(438,579)	(449,060)	(454,632)	(5,572)
Total TBA securities, net	$(377,878)	$(391,317)	$(389,082)	$2,235	$(435,229)	$(445,891)	$(451,359)	$(5,468)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets at fair value and Financial derivatives-liabilities at fair value on the Consolidated Balance Sheet, for the respective period end.

The Company primarily uses TBAs to hedge interest rate risk, but from time to time it also holds net long positions in certain TBA securities as a means of acquiring exposure to Agency RMBS.

Interest Rate Sensitivity
The following table summarizes, as of December 31, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARMs	$619	$(722)
Agency Fixed RMBS and IOs	34,579	(39,096)
TBAs	(10,630)	12,116
Non-Agency RMBS	447	(421)
Interest Rate Swaps	(24,410)	23,118
Swaptions	(446)	814
Repurchase Agreements	(702)	893
Total	$(543)	$(3,298)

(1)
Based on the market environment as of December 31, 2013. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details the Company's outstanding borrowings under repo agreements as of December 31, 2013 and September 30, 2013:

	December 31, 2013			September 30, 2013
		Weighted Average			Weighted Average
Original Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$338,700	0.35%	14	$513,660	0.36%	11
31-60 days	531,799	0.39	46	412,485	0.38	45
61-90 days	326,386	0.38	72	143,530	0.38	74
91-120 days	109,476	0.45	100	28,897	0.39	105
121-150 days	3,986	0.56	136	99,464	0.42	136
151-180 days	—	—	—	94,910	0.41	164
Total	$1,310,347	0.38%	49	$1,292,946	0.38%	52
If the periodic costs associated with interest rate swaps is included in the cost of funds, total cost of funds for the three month periods ended December 31, 2013 and September 30, 2013, was 1.17% and 1.32%, respectively.
As of December 31, 2013, the Company had no outstanding borrowings other than under repurchase agreements. The Company's repo borrowings were with nine counterparties as of December 31, 2013. As of December 31, 2013, all of the Company's outstanding borrowings were related to Agency RMBS.
Other
The Company incurs an annual base management fee in an amount equal to 1.5% of shareholders' equity (as defined in its management agreement), which is payable quarterly in arrears. For the quarter ended December 31, 2013, the Company's expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.3%, on an annualized basis. Operating expenses exclude interest expense.

Dividends
On December 12, 2013, the Company's Board of Trustees declared a fourth quarter dividend of $0.50 per share, or $4.6 million, which was paid on January 27, 2014 to shareholders of record on December 31, 2013. Since its initial public offering in May 2013, through December 31, 2013, total dividends paid or declared amounted to $1.14 per share.
Share Repurchase Program
On August 13, 2013, the Company's Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has not repurchased any shares under the plan.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and unrealized gains and losses on real estate securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric used by management to assess performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended December 31, 2013 and September 30, 2013, the Company's Core Earnings on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended December 31, 2013	Three Month Period Ended September 30, 2013
Net Income (Loss)	$(124)	$6,785
Less:
Net realized losses on real estate securities	(11,164)	(24,173)
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(160)	4,224
Change in net unrealized gains (losses) on real estate securities	(10,756)	30,239
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	15,167	(9,063)
Subtotal	(6,913)	1,227
Core Earnings	$6,789	$5,558
Weighted Average Shares Outstanding	9,139,842	9,133,940
Core Earnings Per Share	$0.74	$0.61

(1)
For the three month period ended December 31, 2013, represents Net realized gains (losses) on financial derivatives of $(5,340) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(5,180). For the three month period ended September 30, 2013, represents Net realized gains (losses) on financial derivatives of $4,273 less Net realized gains (losses) on periodic settlements of interest rate swaps of $49.

(2)
For the three month period ended December 31, 2013, represents Net change in unrealized gains (losses) on financial derivatives of $17,780 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $2,613. For the three month period ended September 30, 2013, represents Net change in unrealized gains (losses) on financial derivatives of $(12,172) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(3,109).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust, or "REIT," that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, or "RMBS," for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. The Company intends to make the election to be taxed as a REIT when it files its tax return for the short taxable period May 1, 2013 through December 31, 2013. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, February 19, 2014, to discuss its financial results for the quarter ended December 31, 2013. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 30140095. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, February 19, 2014, at approximately 2:00 p.m. Eastern Time through Wednesday, February 26, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 30140095. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, management's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company's share repurchase program, including the amount of shares to be repurchased, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
	December 31, 2013	September 30, 2013	December 31, 2013
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$12,050	$11,223	$27,866
Interest expense	(1,283)	(1,248)	(3,056)
Total net interest income	10,767	9,975	24,810
EXPENSES
Management fees	600	644	2,066
Professional fees	155	200	624
Other operating expenses	656	513	1,636
Total expenses	1,411	1,357	4,326
OTHER INCOME (LOSS)
Net realized losses on real estate securities	(11,164)	(24,173)	(37,456)
Net realized gains (losses) on financial derivatives	(5,340)	4,273	7,310
Change in net unrealized gains (losses) on real estate securities	(10,756)	30,239	(26,146)
Change in net unrealized gains (losses) on financial derivatives	17,780	(12,172)	33,894
Total other income (loss)	(9,480)	(1,833)	(22,398)
NET INCOME (LOSS)	$(124)	$6,785	$(1,914)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.01)	$0.74	$(0.29)
WEIGHTED AVERAGE SHARES OUTSTANDING	9,139,842	9,133,940	6,566,656

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2013	September 30, 2013	December 31, 2012(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$50,112	$44,331	$18,161
Real estate securities, at fair value	1,326,036	1,472,791	13,596
Due from brokers	18,347	13,724	—
Financial derivatives–assets, at fair value	34,963	23,181	—
Receivable for securities sold	76,692	55,060	—
Interest receivable	4,766	4,370	39
Other assets	174	261	360
Total Assets	$1,511,090	$1,613,718	$32,156
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,310,347	$1,292,946	$—
Payable for securities purchased	2,776	113,173	—
Due to brokers	22,788	22,160	—
Financial derivatives–liabilities, at fair value	1,069	7,067	—
Dividend payable	4,570	4,569	—
Accrued expenses	996	730	1,076
Management fee payable	600	644	116
Interest payable	764	597	—
Total Liabilities	1,343,910	1,441,886	1,192
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,139,842, 9,139,842, and 1,633,378 shares issued and outstanding, respectively)	91	91	16
Additional paid-in-capital	181,147	181,104	32,674
Accumulated deficit	(14,058)	(9,363)	(1,726)
Total Shareholders' Equity	167,180	171,832	30,964
Total Liabilities and Shareholders' Equity	$1,511,090	$1,613,718	$32,156

(1)	Derived from audited financial statements as of December 31, 2012.